Exhibit 10.2
DELTA PETROLEUM CORPORATION
and
HUSKY REFINING COMPANY
SALE AGREEMENT
COLUMBIA RIVER BASIN AREA,
SOUTHEASTERN WASHINGTON STATE &
NORTHEASTERN OREGON

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION
ARTICLE 2	SALE
ARTICLE 3	PURCHASE PRICE
ARTICLE 4	ALLOCATIONS
ARTICLE 5	ADJUSTMENTS
ARTICLE 6	OPERATIONS AFTER EXECUTION OF AGREEMENT
ARTICLE 7	ACCOUNTING AND PRODUCTION INFORMATION
ARTICLE 8	PREFERENTIAL RIGHTS
ARTICLE 9	VALUE OF ASSETS
ARTICLE 10	TITLE REVIEW
ARTICLE 11	ENVIRONMENTAL REVIEW
ARTICLE 12	CONVEYANCES
ARTICLE 13	VENDOR’S COVENANTS, REPRESENTATIONS AND WARRANTIES
ARTICLE 14	PURCHASER’S REPRESENTATIONS AND WARRANTIES
ARTICLE 15	BREACH OF REPRESENTATIONS AND WARRANTIES AND LIABILITY LIMITED
ARTICLE 16	ASSUMPTION BY PURCHASER
ARTICLE 17	CLOSING CONDITIONS
ARTICLE 18	TERMINATION
ARTICLE 19	POST-CLOSING OBLIGATIONS
ARTICLE 20	GENERAL PROVISIONS

          THIS AGREEMENT made the 19th day of August, 2008.
BETWEEN:
DELTA PETROLEUM CORPORATION, a body corporate, having an office in the City of Denver, in the State of Colorado (hereinafter referred to as the “Vendor”)
- and -
HUSKY REFINING COMPANY, a body corporate, having an office in the City of Wilmington, in the State of Delaware (hereinafter referred to as the “Purchaser”)
          WHEREAS the Vendor desires to sell and convey the Assets to the Purchaser and the Purchaser desires to purchase and receive the Assets from the Vendor;
          NOW THEREFORE in consideration of the premises hereto and of the covenants, warranties, representations, agreements and payments herein set forth and provided for, the Parties covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.01	Definitions: In this Agreement, including the premises hereto, this clause and each schedule, the words and phrases set forth below shall have the meaning ascribed thereto, namely:
(a)	“Adjustment Procedure” means the provisions comprising schedule “C”;

(b)	“AFE” means an authorization for expenditure prepared by Vendor for the Gray Well which contains Vendor’s good faith estimate of the costs to be incurred for the well, and which is attached as schedule “E”;

(c)	“Assets” means fifty percent (50%) of Vendor’s Interest in the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, but reserving and excepting unto Vendor the Excluded Properties;

(d)	“Business Day” means a week day (other than a Saturday or Sunday), excluding all statutory holidays in the City of Denver;

(e)	“Closing” means the transfer of the Assets by the Vendor to the Purchaser and the payment by the Purchaser of the Purchase Price therefor, all as contemplated by this Agreement;

(f)	“Closing Date” means the later of the 30th day of September, 2008, or the third Business Day following the day on which all ROFRs shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised have expired, or such other date as agreed to by the Parties;
(g)	“Closing Time” means 10:00 a.m. Mountain Daylight Time;

(h)	“Conveyance” means an agreement in the form attached as schedule “B”;

(i)	“Dollars” and “$” means dollars of the lawful money of the United States of America;

(j)	“Effective Date” means 12:01 a.m., Mountain Daylight Time, on the Closing Date;

(k)	“Excluded Properties” means all of Vendor’s right, title and interest in and to: (i) intellectual property and trade secrets, and all information which Vendor cannot lawfully disclose or assign to Purchaser due to third party restrictions; (ii) corporate, financial and tax records, except those tax records for production, severance and property taxes allocable to the Assets; and (iii) all documents, memoranda, correspondence and other communications that may be protected by an attorney-client privilege or the attorney work-product privilege, excepting out any and all title opinions or other curative documents required pursuant to article 10. Notwithstanding anything to the contrary, the Excluded Properties are not included in the definition of the Assets, are not covered by this Agreement, and Vendor hereby expressly reserves and excepts unto Vendor all right, title and interest in and to the Excluded Properties;

(l)	“Gray Well” means the Gray 31-23 well located in Section 31, Township 6 North, Range 22 East, Klickitat County, Washington;

(m)	“Lands” means the lands set forth and described in schedule “A-1” and schedule “A-2” and the Petroleum Substances within, upon and under such lands, together with the right to explore for and recover same, all insofar as such are granted by the Leases (subject to limitations as to geological formations and Petroleum Substances as may appear in schedule “A-1” and schedule “A-2”);

(n)	“Leases” means collectively the leases, reservations, permits, licenses or other documents of title set forth and described in schedule “A-1” and schedule “A-2” by virtue of which the holder thereof is entitled to drill for, win, take, own and/or remove the Petroleum Substances, but only insofar as the same relate to the Lands;

(o)	“Material Agreements” means agreements, contracts, licenses, permits, options, leases, franchises and other documents related to the ownership or operation of the Leases, the Wells, the Tangibles, the Lands, the Miscellaneous Interests, the Petroleum and Natural Gas Rights and the Petroleum Substances including, without limitation, joint operating, exploration, unit, farm-out, acreage contribution, pooling, communitization, participation, bottom-hole, AMI, option, gathering, processing, transportation and other agreements, contracts, and orders, rulings and decisions of state and federal regulatory authorities including, without limitation, those described in schedule “H”;

(p)	“Miscellaneous Interests” means all of Vendor’s right, title and interest in and to all property, assets and rights (other than Petroleum and Natural Gas Rights and Tangibles) which pertain to the Petroleum and Natural Gas Rights or the Tangibles, including, without limitation:
(i)	the Records;

(ii)	all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands upon which any of the Tangibles are situate or any lands which are used to gain access to any of the foregoing; and

(iii)	all well, pipeline and other permits, licenses and authorizations relating to the Petroleum and Natural Gas Rights, the Leases, the Lands or the Tangibles;
(q)	“Operating Agreement” means an agreement substantially in the form of the agreement attached hereto as schedule “G”;

(r)	“Parties” means the parties to this Agreement and “Party” means any one of them;

(s)	“Permitted Encumbrances” means:
(i)	easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or `cable television conduits, poles, wires and cables;

(ii)	the right reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any of the Leases or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	the right of any governmental authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property;

(iv)	contracts for the sale of Petroleum Substances comprising part of the Assets set forth and described in schedule “D”;

(v)	the terms and conditions of the Leases;

(vi)	rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(vii)	undetermined or inchoate liens incurred or created as security in favor of the person conducting the operation of any of the Assets for Vendor’s proportionate share of the costs and expenses of such operations;

(viii)	agreements and plans relating to pooling or unitization set forth and described in schedule “A-1” or schedule “A-2”;

(ix)	provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

(x)	liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

(xi)	the ROFRs shown in schedule “A-1” or schedule “A-2”;

(xii)	the royalty burdens, liens, penalties, conversion rights and other claims of third parties shown in schedule “A-1” or schedule “A-2”;

(xiii)	required third party consents to assignment, preferential purchase rights and similar agreements where such waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right, and such right has terminated;

(xiv)	rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(xv)	the Material Agreements;

(xvi)	conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights; and

(xvii)	mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases;
(t)	“Personal Information” means information about an identifiable individual but does not include an individual’s name, position name or title, business telephone number, business address, business e-mail, business fax number or other similar business information if that information is used for the purpose of contacting that individual in his or her capacity as an employee or official of an organization and for no other purpose;

(u)	“Petroleum and Natural Gas Rights” means all of Vendor’s right, title and interest in and to the Leases and the Lands as set forth and described in schedule “A-1” and schedule “A-2”;

(v)	“Petroleum Substances” means petroleum, natural gas and related hydrocarbons and any other substances to the extent granted by the Leases;

(w)	“Place of Closing” means the offices of the Vendor located at Suite 4300, 370 Seventeenth Street, Denver, Colorado;

(x)	“Prime Rate” means the annual rate of interest, based upon a year of 365 days, designated as the prime rate, by the main branch of the Bank of Oklahoma for U.S. dollar commercial loans, in effect from time to time;

(y)	“Purchase Price” shall have the meaning ascribed to such term in clause 3.01;

(z)	“Records” means all of Vendor’s books and records directly related to the Petroleum and Natural Gas Rights, the Leases, the Lands or the Wells, specifically excluding the Excluded Properties, but including, without limitation: (A) leases, assignments, contracts, rights of way, surveys, maps, plats, correspondence, and other documents and instruments; (B) division of interest and accounting records (excluding Vendor’s state and federal income tax information); (C) severance, production and property tax records; (D) well files, logs, operations and maintenance records; (E) all geological or production data, seismic programs, gravity surveys, magnetic surveys, electro-magnetic surveys and other geological and geophysical studies (including those studies to which Vendor only holds access rights);

(aa)	“ROFR” means a right of first refusal, pre-emptive right of purchase or similar right whereby a third party has the right to acquire or purchase a portion of the Assets as a consequence of the Vendor having agreed to sell the Assets to the Purchaser in accordance with the terms of this Agreement;

(bb)	“Tangibles” means the Vendor’s entire right, title, estate and interest in all depreciable tangible property and assets existing for the production, processing, gathering, treatment, transportation, disposal, injection or removal of Petroleum Substances which pertain to the Petroleum and Natural Gas Rights, if any, whether the same be situate within, upon or about the Lands or lands with which the same have been pooled or unitized, including, without limitation, all tangible depreciable property and assets which form part of the Wells;

(cc)	“Vendor’s Interest” means all of Vendor’s right, title and interest in, to and under those Lands and Leases detailed in schedule “A-1” and schedule “A-2”; and

(dd)	“Wells” means the wells detailed in schedule “A-1” and schedule “A-2”, if any, and which, in the case of those wells detailed in schedule “A-2”, if any, are the subject of any potential adjustments to the Purchase Price pursuant to clause 5.01.
1.02	Schedules: Appended hereto are the following schedules:

—	Schedule “A”	— “A—1”	— Lands, Leases and Wells (Delta)
—		— “A—2”	— Lands, Leases and Wells (EnCana)
—	Schedule “B”	—	Conveyance
—	Schedule “C”	—	Adjustment Procedure
—	Schedule “D”	—	Production Sales Contracts
—	Schedule “E”	—	AFES
—	Schedule “F”	—	Form of Assignment of Leases
—	Schedule “G”	—	Operating Agreement
—	Schedule “H”	—	Material Agreements
all of which are incorporated into and form part of this Agreement by this reference as fully as though contained in the body of this Agreement.
1.03	References and Certain Rules of Interpretation: Unless otherwise specified in this Agreement:
(a)	references to articles, clauses, subclauses and schedules are to articles, clauses, subclauses and schedules in this Agreement;

(b)	the terms “Agreement”, “hereto”, “herein”, “hereby, “hereunder”, “hereof” and similar expressions refer to this Agreement, including any schedules hereto and include any agreement or instrument which amends, modifies, or is supplementary to this Agreement;

(c)	the singular includes the plural and vice versa;

(d)	gender references shall be read with such changes as may be required by the context; and

(e)	“including” and “in particular” are used for illustration or emphasis only and not to limit the generality of any preceding words, whether or not non-limiting language (such as “without limitation”, “but not limited to” and similar expressions) is used with reference thereto.

1.04	Headings: The headings of articles, clauses and subclauses herein and in the schedules are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

1.05	Conflict: In the event of conflict or inconsistency between a provision in the body of this Agreement and a provision in any of the schedules, the provision in the body of this Agreement shall prevail to the extent of the conflict or inconsistency.

1.06	Invalidity: If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein, unless the deletion would result in such a material change to cause the completion of the transactions contemplated herein to be unreasonable.

1.07	Construction: This Agreement has been prepared through the joint efforts of the Parties and shall not be construed against a Party by reason of having been prepared by such Party.

1.08	Knowledge: Where in this Agreement a representation or warranty is made on the basis of the knowledge of Vendor, such knowledge consists only of the actual knowledge of those current officers and head office managers of Vendor who are primarily responsible for the management of the Assets, without any specific inquiry or investigation or any review of the Records, and does not include knowledge of any other person or persons or constructive or imputed knowledge.
ARTICLE 2
SALE
2.01	Purchase and Sale: The Vendor agrees to sell and convey the Assets to the Purchaser and the Purchaser agrees to purchase and receive the Assets from the Vendor, all in accordance with the terms and conditions set forth in this Agreement and subject to the Permitted Encumbrances.

2.02	Closing: Closing shall take place at the Place of Closing, at the Closing Time on the Closing Date or at such other place or at such other time as the Vendor and the Purchaser may agree.

2.03	Passing of Title: The Assets shall be in the possession and remain at the risk of the Vendor until the Closing. Upon Closing, title and risk to the Assets will pass to the Purchaser.

2.04	Agency: The Vendor or the Purchaser may be executing this Agreement either on its own behalf or as agent for an affiliate or affiliates, depending on which of the Vendor, an affiliate or affiliates is the owner of any of the Assets. The Vendor warrants that, to the extent it is acting as an agent herein, it has full power and authority to enter into this Agreement and to bind its principal so as to effectively complete the transaction herein.
ARTICLE 3
PURCHASE PRICE
3.01	Price: The purchase price to be paid by the Purchaser for the Assets shall be, subject to adjustments as herein provided, Forty-Two Million Dollars ($42,000,000.00), plus fifty percent (50%) of the actual gross drilling costs of the Gray Well as determined by agreement of Purchaser and Vendor three (3) full Business Days prior to the Closing Time on the Closing Date up to a maximum of fifty percent (50%) of the AFE costs plus ten percent (10%) (collectively, the “Purchase Price”), which sum shall be paid by the Purchaser to the Vendor on the Closing Date at the Closing by way of wire transfer, to the account designated by the Vendor in writing to the Purchaser not later than three (3) full Business Days prior to Closing.
3.02	Taxes:
(a)	Notwithstanding anything contained herein, it is expressly agreed that the Purchase Price shall not include any taxes, assessments, fees and charges levied by any governmental authority in respect of the within transaction or imposed upon any of the Assets as a result of the transactions provided for in this Agreement;

(b)	In the event that the Vendor is required to collect any taxes, assessments, fees or charges on behalf of any governmental authority including, without limitation, applicable goods and services taxes, from the Purchaser in respect of the within transaction or imposed upon any of the Assets, then the Purchaser shall pay the amount of such taxes, assessments, fees or charges to the Vendor, and the Vendor shall remit those amounts to the relevant taxing authority as required by law.
3.03	Other Considerations: The Parties have taken into account the Purchaser’s assumption of responsibility for the future abandonment and reclamation costs associated with the Assets, as set forth in this Agreement, and the Vendor’s release of responsibility therefor when they determined the Purchase Price, except as set forth in clause 5.01.
ARTICLE 4
ALLOCATIONS
4.01	Allocations: The Purchase Price payable by the Purchaser pursuant to clause 3.01 shall be allocated amongst the Assets as follows:

(a) Petroleum and Natural Gas Rights	$41,999,999.00
(b) Miscellaneous Interests	$1.00

$42,000,000.00
ARTICLE 5
ADJUSTMENTS
5.01	Adjustment to Purchase Price: If Vendor assumes the abandonment liability for any Wells existing on Lands detailed in schedule “A-2” (“Abandonment Liabilities”), then the Purchase Price paid by Purchaser to Vendor on the Closing Date shall be reduced by Purchaser’s 50% working interest share of the value of the estimated cost to abandon and reclaim those Abandonment Liabilities, which cost shall be determined by mutual agreement of the Purchaser and the Vendor.

5.02	Apportionment as of Effective Date: Subject to the Adjustment Procedure, all benefits and obligations of every kind and nature accruing, payable or paid and received or receivable in respect of the Assets, including maintenance, development, capital and operating costs and the revenue (after tax) from the sale of production, shall be apportioned between the Vendor and the Purchaser as of the Effective Date, including, without limitation:

(a)	subject to clause 6.01, the amount of all costs and expenses arising in connection with or attributable to the acquisition, drilling, exploration, development and operation of the Assets after the Effective Date including, without limitation, all joint interest billings, lease operating expenses, lease bonus, rentals and shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, work-over expenses, geological, geophysical and any other exploration or development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under applicable operating agreements, or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America;

(b)	deposits made by the Vendor relative to operations on the Lands;

(c)	surface and mineral rentals and any similar payments made by the Vendor to preserve any of the Leases or surface rights;

(d)	freehold mineral taxes, property taxes and levies;

(e)	expenditures relating to the Assets which have been authorized prior to the Closing Date shall be adjusted on the basis of the date upon which the work was performed or the goods were supplied; and

(f)	all Petroleum Substances in inventory which have been produced from the Lands at the Effective Date, do not comprise part of the Assets and remain the property of the Vendor and the proceeds from the sale thereof shall accrue and belong to the Vendor.
5.03	Title Failure — Post-Closing Adjustment: Subject to clause 18.01, the Parties agree that the Vendor will convey to Purchaser, at or following Closing, the Leases and Lands containing a minimum of 400,000 net acres. For any Leases that do not exist, have failed as a result of non-payment of rentals prior to the Effective Date or Vendor’s Interests are less than represented as shown on schedules “A-1” and/or “A-2, which are identified by either Party during the preparation of the assignments to the Purchaser by the Vendor, the Vendor shall deliver to the Purchaser written notice of such non-existent or failed Leases or reduced interests, and the Vendor shall have the right, but not the obligation, to cure such defects by acquiring or renewing such Leases on or before thirty (30) days after the date of the Vendor’s notice. The Vendor shall complete all Closing assignments required pursuant to this Agreement within six (6) months following the Closing Date. Within thirty (30) days following the completion of all assignments to the Purchaser, the Parties shall jointly determine the total net acres successfully conveyed to the Purchaser. The total net acres successfully conveyed to Purchaser shall be the sum of the net acres in each valid Lease which shall be determined by multiplying by 0.5 the sum of the gross working interest acres in each Lease times the gross working interest in each Lease as shown on schedules “A-1” and “A-2” as may be amended pursuant to this clause. Provided the total net acres conveyed to the Purchaser pursuant to this Agreement exceeds 400,000 net acres or if the total net acres successfully conveyed to the Purchaser is less than 400,000 net acres but greater or equal to 380,000 net acres, then no adjustments between the Vendor and the Purchaser shall be required. If the total net acres conveyed to the Purchaser pursuant to this Agreement is less than 380,000 net acres, then, the Purchaser shall be credited, as a post-Closing adjustment, at a rate of $100 per net acre for every net acre below 400,000 that is not conveyed to the Purchaser. Notwithstanding clause 2 of schedule “C”, any adjustments owing to the Purchaser by the Vendor pursuant to this clause shall be payable to the Purchaser within sixty (60) days following the completion of all assignments to the Purchaser.

ARTICLE 6
OPERATIONS AFTER EXECUTION OF AGREEMENT
6.01	Activities After Execution:
(a)	The Vendor agrees to inform, from time to time, the Purchaser of all material activities proposed with respect to the Assets by the Vendor and others to take place between the execution of this Agreement and the Closing Date. Vendor has delivered to Purchaser the AFE. Upon Closing, Vendor and Purchaser agree to work cooperatively to manage the future drilling operations of the Gray Well.

(b)	The Parties hereby acknowledge and agree that the AFE is an estimate only, and is not a cap or limitation on any Party’s obligation to pay and liability for their proportionate part of all actual cost, expense and liability arising in connection with or related to such well. If the actual gross well drilling costs exceed the original gross AFE drilling cost plus ten percent (10%) prior to total depth being reached, Vendor shall issue a supplemental authorization for expenditure.

(c)	All operations shall be conducted in accordance with the terms and conditions of the Operating Agreement. Except as provided in clause 16.03, all costs and liabilities incurred for the Gray Well shall be borne and paid by the Parties in accordance with the terms and conditions of the Operating Agreement including, without limitation, the non-consent provisions thereof. Vendor shall be entitled to the operator’s reimbursement for direct costs and applicable overhead in accordance with the terms and conditions of the Operating Agreement.

(d)	In application of the Operating Agreement, in the case of a supplemental authorization for expenditure, if the Purchaser elects or is deemed to be in a non-consent status for the remaining drilling operations, a 500% penalty on production will be applied on the costs of the remaining drilling operations. Expenditures and production recovery with respect to the penalty account will apply to operations on the drilling spacing unit. There will be no dilution of interest in the drilling spacing unit or adjacent sections. During the penalty period, information on drilling progress and results of logging and testing will be shared with the Purchaser.

(e)	If the Purchaser is in a non-consent position on a supplemental AFE, the Vendor will inform the Purchaser of a casing point election. The Purchaser will have the option to remain in penalty or make a cash payment for the 500% penalty incurred under the supplemental drilling AFE and then participate in the completion and future operations in accordance with the terms and conditions of the Operating Agreement.

(f)	In the final form of the Operating Agreement, the supplemental AFE penalty provisions described in this section will apply to the operator and non-operator.
6.02	Insurance: The Vendor agrees to maintain any presently existing policies of insurance covering the Assets from the date hereof to the Closing Date.

ARTICLE 7
ACCOUNTING AND PRODUCTION INFORMATION
7.01	Accounting and Production Information: The Vendor shall, up to and including the Closing Date, subject to any and all contractual restrictions on it, make available to the Purchaser and its authorized representatives for inspection at a location in the City of Denver the Records and provide, if requested by the Purchaser, copies of same at the Purchaser’s expense.
ARTICLE 8
PREFERENTIAL RIGHTS
8.01	Notices: If any of the Assets are subject to a ROFR, the Vendor shall promptly serve all notices required under the ROFR. Each such notice shall include a request for a waiver of the ROFR.

8.02	Exercise: In the event a third party exercises any such ROFR, the Assets that are the subject of such ROFR shall be removed from and no longer be subject to the terms of this Agreement, and the schedules hereto shall be deemed to be amended accordingly. There shall be deducted from the Purchase Price the amount so allocated by the Parties with respect to such Assets pursuant to clause 9.01, provided that if such exercise by a third party follows an arbitration binding on the Vendor or a final (non-appealable) determination of a Court, which results in a change in the value of the Assets that are the subject of that ROFR, then that changed value shall be deducted from the Purchase Price.
ARTICLE 9
VALUE OF ASSETS
9.01	Value for ROFR: The Purchaser shall upon execution of this Agreement, supply to the Vendor the value placed by the Purchaser (acting reasonably and in good faith) on any of the Assets with respect to which the Vendor is required to give notice pursuant to clause 8.01.

9.02	Value of Balance: In addition to clause 9.01, the Purchaser shall upon execution of this Agreement, supply to the Vendor the value placed by the Purchaser (acting reasonably and in good faith) on the remaining Assets with respect to which the Vendor is not required to give notice pursuant to clause 8.01. Should the Purchaser not provide the values required pursuant to this clause 9.02, the Vendor may (acting reasonably and in good faith) use its own valuations for such purpose.

9.03	Value Indemnity: In addition to article 16, the Purchaser shall indemnify the Vendor harmless from and against all losses and liabilities, insofar as those losses and liabilities pertain to ROFR values provided by the Purchaser under this article that are determined not to be a bona fide estimate of value.
ARTICLE 10
TITLE REVIEW
10.01	Inspection: The Vendor shall, up to and including the Closing Date, make such of the schedule “A-1” and schedule “A-2” Leases, agreements and other documents and correspondence, including title and unit opinions, affecting the title of the Vendor to the schedule “A-1” and schedule “A-2” Assets, as are in the possession of the Vendor or to which the Vendor has access, available for inspection by the Purchaser.
ARTICLE 11
ENVIRONMENTAL REVIEW
11.01	Inspection: The Vendor shall, up to and including the Closing Date, make the Assets and the Records available for inspection by the Purchaser.
ARTICLE 12
CONVEYANCES
12.01	Conveyance: The Vendor shall execute and deliver to the Purchaser at the Closing Date the Conveyance.
12.02	General: Prior to or at Closing, the Vendor shall prepare and deliver (or cause to be prepared and delivered) to the Purchaser all such deeds, assignments of leases (in the form attached as schedule “F”), transfers, novations, notices, discharges of security and other documents and assurances as may be reasonably necessary to convey the Assets to the Purchaser in exchange for the Purchase Price. Any such Closing documents and assurances shall be in such form and shall be of such content as to be reasonably required by the Purchaser. After Closing, the Vendor shall co-operate with the Purchaser to secure execution of such documents and assurances by the parties thereto other than the Vendor and the Purchaser.

12.03	Records: The Vendor shall use reasonable efforts to provide the Purchaser at Closing with copies of the Records to which the Purchaser is entitled pursuant to this Agreement.

12.04	Permit and License Transfers: To the extent any permits and/or licenses need to be transferred in connection with the transfer of the Assets to the Purchaser, the Vendor shall cooperate in preparing any application and providing any necessary documentation to transfer such permits and/or licenses. Any costs or fees required to transfer such permits and/or licenses shall be paid by the Purchaser. All costs of preparing, filing and/or recording any discharges of security encumbering the Assets shall be borne by the Vendor.

12.05	Subordinate Documents: All such documents and assurances executed and delivered pursuant to this Agreement are subordinate to the provisions of this Agreement and the provisions of this Agreement shall govern and prevail in the event of any conflict between the provisions of this Agreement and any such document or assurance.

12.06	Operating Agreement: Prior to or at Closing, the Parties shall execute the Operating Agreement. As between the Parties, the Operating Agreement shall govern all operations upon the Lands. The Operating Agreement shall include, inter alia, an area of mutual interest (the “AMI”) between the Parties under which the Parties will pursue acquisitions of additional leases within the AMI. The Parties agree that Vendor shall remain as operator of the Gray Well. Purchaser will have the right, but not the obligation, to elect by written notice delivered to Vendor to be designated as operator of all subsequent wells located on the Lands covered by the Operating Agreement. Vendor shall use reasonable efforts to assist the Purchaser in assuming the operation and management of the Assets, where and to the extent the Vendor is operator of the Assets; however, the Purchaser acknowledges and agrees that nothing in this Agreement shall be interpreted as any assurance by the Vendor that the Purchaser will be able to serve as operator of any of the Assets.
ARTICLE 13
VENDOR’S COVENANTS, REPRESENTATIONS AND WARRANTIES
13.01	Vendor’s Representations and Warranties: The Vendor hereby represents and warrants to and with the Purchaser at the date hereof, which representations and warranties will be true and correct as at the Closing Date, that:
(a)	Requisite Authority: the Vendor has all requisite power and authority to enter into this Agreement and to sell and receive payment for the Assets on the terms described herein and to perform the obligations of the Vendor under this Agreement;

(b)	No Conflict: subject to the Material Agreements and the consents described in schedule “H” hereto, the execution and delivery of this Agreement will not violate, nor be in conflict with any provision of any material agreement or instrument to which the Vendor is a party or is bound or any judgment, decree, order, statute, rule or regulation applicable to the Vendor or the constating documents of the Vendor;

(c)	Execution and Enforceability: this Agreement and all other documents delivered hereunder have been duly executed and constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms, subject to equitable limitations on the availability of remedies and applicable bankruptcy, insolvency, winding up, liquidation, reorganization, moratorium, or other similar laws affecting creditors’ rights generally;

(d)	Title: the Vendor does not warrant its title to the Assets, but warrants that the Assets are free and clear of all liens, encumbrances and defects of title created by, through or under the Vendor, but not otherwise, except as disclosed in schedule “A-1” and schedule “A-2” and except for the Permitted Encumbrances;

(e)	Residue of Term: subject to the rents, covenants, conditions and stipulations in the Leases and any agreements pertaining to the Assets and on the lessee’s or holder’s part thereunder to be paid, performed and observed, the Purchaser may (upon Closing) enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof;

(f)	Notice of Default: the Vendor has not received notice of default relating to the Assets or any of them which has not been remedied or waived and, to the knowledge of Vendor, there have been paid within applicable time limits all relevant deposits, rentals and royalties and there have been performed and observed all obligations and covenants required to keep the Leases in full force and effect;

(g)	No Lawsuits or Claims: to the knowledge of Vendor, the Vendor is not a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which might reasonably be expected to result in a material impairment or loss of the Vendor’s interest in the Assets or any part thereof;

(h)	Taxes: to the knowledge of Vendor, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances or the receipt of proceeds therefrom payable by the Vendor have been properly and fully paid and discharged;
(i)	Finders’ Fees: the Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which the Purchaser shall have any obligation or liability;

(j)	Outstanding AFE’s: except as disclosed on schedule “E” hereto, or disclosed in writing to the Purchaser pursuant to clause 6.01, the knowledge of Vendor, there are no outstanding cash calls, equalization payments or authorizations for expenditure which exceed Twenty-Five Thousand ($25,000.00) Dollars pursuant to which expenditures will or may be made in respect of the Assets;

(k)	Prices: except as disclosed in schedule “D” hereto, the Vendor is not obligated to deliver Petroleum Substances to any party without receiving in due course (and being entitled to retain) full payment at current market prices or contract prices therefor;

(l)	Production Sales Contracts: except as disclosed in schedule “D” hereto, there are no contracts for the sale of Petroleum Substances produced from the Lands to which the Vendor is a party or is bound;

(m)	Penalties: except as disclosed on schedule “A-1” or schedule “A-2” hereto, the Vendor has not elected or refused to participate in any exploration, development or other operation on the Lands, which has or may give rise to penalties or forfeitures;

(n)	Reduction of Interest: except for the Material Agreements or as disclosed on schedule “A-1” or schedule “A-2” hereto, the Vendor has not participated in any exploration, development or other operation on the Lands, which has or may give rise to a reduction of interest by virtue of conversion;

(o)	Consent on Lease Assignments: except as disclosed on schedule “A-1” or schedule “A-2” hereto, no written consents from any third parties are required to transfer the Assets, except for consents by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein which are routinely obtained subsequent to the sale or conveyance;

(p)	Production Penalties: except as disclosed on schedule “A-1” or schedule “A-2” hereto, none of the Wells are subject to any material production penalty or restriction arising from the overproduction of Petroleum Substances from the Lands (other than those imposed in the ordinary course of the oil and gas industry by a governmental authority); and

(q)	Environmental Notice: the Vendor has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Assets.
13.02	Independent Evaluation: Except and to the extent provided in clause 13.01, the Vendor does not warrant or represent title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of the use of the Assets for any purpose. The Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Vendor’s interest in the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition and value of the Assets and that, except as provided in clause 13.01, it is purchasing the Assets on an “as is, where is, with all faults and without recourse” basis.
13.03	Disclaimers: Except for Vendor’s express representations and warranties contained in this Agreement, the Assets are being conveyed by Vendor to Purchaser without warranty of any kind, express, implied, statutory, common law or otherwise, and the Parties hereby expressly disclaim, waive and release any express warranty of merchantability, condition or safety and any expressed warranty of fitness for a particular purpose; and Purchaser accepts the Assets “as is, where is, with all faults and without recourse.” Except for the description of the Assets in the schedules attached to this Agreement, all descriptions of the Assets, heretofore or hereafter furnished to Purchaser by Vendor have been and shall be furnished solely for Purchaser’s convenience and have not constituted and shall not constitute a representation or warranty of any kind by Vendor. Vendor shall have no liability to Purchaser for any claims, loss or damage caused or alleged to be caused directly or indirectly, incidentally or consequentially, by any such Assets by any inadequacy thereof or therewith, arising in strict liability or otherwise, or in any way arising out of Purchaser’s purchase thereof. The Parties hereby acknowledge and agree that, to the extent required by applicable law, the disclaimers contained in this Agreement are “conspicuous” for the purposes of such applicable law.

13.04	Consumer Statutes: The Parties hereby acknowledge and agree that they are not “consumers” within the meaning of any applicable deceptive trade practices or consumer protection act, or any similar statute. Purchaser hereby expressly disclaims, waives and releases all of its rights and remedies under all such laws and any other law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Purchaser voluntarily consents to this waiver and release. To evidence its ability to grant such waiver, buyer represents to seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchser is represented by legal counsel in entering into this Agreement; and (c) such legal counsel was not directly or indirectly identified, suggested, or selected by Vendor or an agent of Vendor.
ARTICLE 14
PURCHASER’S REPRESENTATIONS AND WARRANTIES
14.01	Purchaser’s Representations and Warranties: The Purchaser hereby represents and warrants to and with the Vendor at the date hereof, which representations and warranties will be true and correct as at the Closing Date, that:
(a)	Requisite Authority: the Purchaser has all requisite power and authority to enter into this Agreement and to purchase and pay for the Assets on the terms described herein and to perform the obligations of the Purchaser under this Agreement;

(b)	No Conflict: the execution and delivery of this Agreement will not violate, nor be in conflict with any provision of any material agreement or instrument to which the Purchaser is a party or is bound or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser or the constating documents of the Purchaser;

(c)	Execution and Enforceability: this Agreement and all other documents delivered hereunder have been duly executed and constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to equitable limitations on the availability of remedies and applicable bankruptcy, insolvency, winding up, liquidation, reorganization, moratorium, or other similar laws affecting creditors’ rights generally; and
(d)	Finders’ Fees: the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which the Vendor shall have any obligation or liability.

(e)	Securities Laws: the Purchaser intends to acquire the Assets for its own benefit and account or its affiliate or partnership in which it is a partner, and that it is not acquiring the Assets with the intent of resale or distribution such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of the Assets or fractional undivided interest therein, it will do so in compliance with any applicable federal and state securities laws.

(f)	Financial Ability: the Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Vendor at the Closing. Purchaser has such knowledge and experience in financial and business matters and in oil and gas exploration projects of the type contemplated by this Agreement that Purchaser is capable of evaluating the merits and risks of this Agreement and its investment in the Assets, and Purchaser is not in need of the protection afforded investors by the securities laws. In addition, Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser recognizes that this investment is speculative and involves substantial risk and that Vendor has not made any guaranty upon which Purchaser has relied concerning the possibility or probability of profit or loss as a result of Purchaser’s acquisition of the Assets.

(g)	Investment Experience: by reason of Purchaser’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Purchaser has evaluated the merits and risks of the proposed investment in the Assets, and has formed an opinion based solely upon Purchaser’s experience and knowledge, and not upon any representations or warranties by Vendor, other than as expressly set forth in this Agreement.

(h)	Condition: Purchaser is provided the opportunity to conduct an independent inspection of the Assets, the public records and the Records, including without limitation for the purpose of detecting the presence of any environmentally hazardous substance or contamination, including petroleum, and the presence and concentration of naturally-occurring radioactive materials and satisfied itself as to the physical condition and environmental condition of the Assets, both surface and subsurface. Purchaser acknowledges that, except as set forth in this Agreement, no representations have been made by Vendor regarding environmental conditions or physical conditions, past or present.
ARTICLE 15
BREACH OF REPRESENTATIONS AND WARRANTIES
AND LIABILITY LIMITED
15.01	Notice: No claim may be made against the Vendor or the Purchaser pursuant to or based in any way upon any breach of the representations and warranties set forth in clauses 13.01 and 14.01 unless written notice thereof with reasonable particulars shall have been provided by the Purchaser or the Vendor within one (1) year from the Closing Date.

15.02	Liability Limited: The Vendor’s total liability for breach of any or all representations or warranties set forth in clause 13.01 shall be limited to the Purchase Price.

15.03	Knowledge: Neither Party shall have any liability for any breach of the representations and warranties set forth in clauses 13.01 and 14.01, if: (a) such breach, or misrepresentation shall have been waived by the other Party; or (b) such other Party had knowledge of such breach or misrepresentation at or before the Closing.

15.04	Monetary Damages: The Parties acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation or warranty contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, the Parties hereby waive any right to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

15.05	No Consequential Damages: Notwithstanding anything to the contrary, neither Party shall be entitled to seek or obtain any remedy or award for punitive, exemplary, indirect or consequential damages including, without limitation, damages for lost sales, profits or income.
ARTICLE 16
ASSUMPTION BY PURCHASER
16.01	Assumption: Except as set forth in Clause 16.03 below, and in addition to clauses 9.03 and 16.02, the Purchaser shall both:
(a)	assume, be liable for; and, in addition,

(b)	indemnify, defend and save the Vendor harmless from and against, those matters or things arising or accruing from and after the Effective Date, in respect of any and all costs, expenses, claims, liabilities or obligations of any nature or kind with respect to or pertaining to the Assets (all in place and stead of the Vendor), including without limitation, the Vendor’s interests and obligations arising or accruing after the Effective Date in all agreements that are assigned to the Purchaser respecting the Assets and all debts pertaining to the Assets which arise or accrue subsequent to the Effective Date.
16.02	Environmental Obligations: Except as set forth in clause 16.03 below, the Purchaser shall both:
(a)	assume, be liable for; and, in addition,

(b)	indemnify, defend and save the Vendor harmless from and against, any and all environmental liabilities and obligations respecting the Assets (whether arising or accruing before, on or after the Effective Date) including, without limitation, any responsibility for well abandonment, facility decommissioning, removal of structures and equipment, environmental clean-up or reclamation.
16.03	Gray Well: Subject to clause 6.01, from and after the Closing, Purchaser shall assume, be liable for, and, in addition, indemnify, defend, save and hold harmless Vendor from and against fifty percent (50%) of all cost, expense and liability arising in connection with or related to the Gray Well. Notwithstanding the foregoing, Vendor and Purchaser agree that as to the incident occurring on or about July 25, 2008 whereby the Gray Well experienced a fire on DHS Rig #7 that injured 4 workers (the “Incident”), Vendor will credit Purchaser for 50% of all costs associated with the Incident from the date it occurred to August 8, 2008, when normal drilling operations resumed. The estimate of the cost of the Incident as of September 12, 2008 was US$924,260 subject to the receipt of outstanding invoices for the Incident. Husky may at any time, in accordance with the terms and conditions of the Operating Agreement, conduct an audit of all expenses incurred in the drilling of the Gray Well. Notwithstanding anything else contained in this Agreement, the Vendor shall indemnify and save the Purchaser harmless from and against any and all loss, liability, damage, cost and expense suffered or incurred by the Purchaser as a result of the Incident.
ARTICLE 17
CLOSING CONDITIONS
17.01	Vendor’s Closing Conditions: The obligation of the Vendor to complete the sale of the Assets to the Purchaser pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:
(a)	Representations and Warranties True: all representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at and as of the date hereof and the Closing Date;

(b)	Payment: the Purchaser shall have tendered to the Vendor in the form stipulated herein the Purchase Price, as adjusted, pursuant hereto;

(c)	Compliance with Covenants: the Purchaser shall have performed or complied in all material respects with all of its obligations and covenants under this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date;

(d)	Approvals: all necessary approvals, consents or clearances from such government or regulatory agencies of appropriate jurisdiction necessary or essential to permit this transaction have been obtained, other than consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if they are routinely obtained subsequent to the sale or conveyance;

(e)	No Action or Proceeding: no third party claim shall be pending before any court or governmental agency or authority seeking to restrain or prohibit this transaction which would materially and adversely affect the Assets; and

(f)	Operating Agreement: the Purchaser shall have executed and delivered to Vendor the Purchaser’s signature on the Operating Agreement at or prior to the Closing Date.
17.02	Waiver: The foregoing conditions contained in clause 17.01 shall be for the benefit of the Vendor and may, without prejudice to any rights of the Vendor hereunder, or at law or equity, be waived by the Vendor in writing, in whole or in part, at any time. In case any of the said conditions shall not be complied with through no act, default, or omission of the Vendor, or waived by the Vendor, the Vendor may terminate this Agreement by written notice to the Purchaser.

17.03	Purchaser’s Closing Conditions: The obligation of the Purchaser to complete the purchase of the Assets from the Vendor pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:
(a)	Representations and Warranties True: all representations and warranties of the Vendor contained in this Agreement shall be true in all material respects at and as of the date hereof and the Closing Date;

(b)	Compliance with Covenants: the Vendor shall have performed or complied in all material respects with each of its obligations and covenants under this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(c)	Approvals: all necessary approvals, consents or clearances from such government or regulatory agencies of appropriate jurisdiction necessary or essential to permit this transaction have been obtained, other than consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(d)	No Action or Proceeding: no third party claim shall be pending before any court or governmental agency or authority seeking to restrain or prohibit this transaction which would materially and adversely affect the Assets;

(e)	Closing with EnCana: Vendor shall have successfully closed its acquisition of EnCana Corporation’s interests in the Columbia River Basin, including, without limitation, the Leases and Lands outlined in schedule “A-2”;

(f)	Well Reports: on or before the Closing, Vendor shall have provided Purchaser with the well reports for the Gray Well; and

(g)	Operating Agreement: the Vendor shall have executed and delivered to Purchaser the Vendor’s signature on the Operating Agreement at or prior to the Closing Date.
17.04	Waiver: The foregoing conditions contained in clause 17.03 shall be for the benefit of the Purchaser and may, without prejudice to any of the rights of the Purchaser hereunder, or at law or equity, be waived by the Purchaser in writing, in whole or in part, at any time, provided the Purchaser may not waive the existence and operation of any ROFR. In case any of the said conditions shall not be complied with through no act, default, or omission of the Purchaser, or waived by the Purchaser, the Purchaser may terminate this Agreement by written notice to the Vendor.

17.05	Satisfaction of Conditions Precedent: Each Party will use reasonable efforts to cause the conditions precedent set forth in clauses 17.01 and 17.03, which are for the benefit of the other Party, to be fulfilled and satisfied as soon as practicable.
ARTICLE 18
TERMINATION
18.01	Termination: In the event that this Agreement is terminated pursuant to either of clauses 17.02 or 17.04, each Party shall be released from all obligations hereunder and each Party shall take all reasonable action to return each of the other Parties to the position relative to the Assets which such Party occupied prior to the execution hereof, it being understood that the Vendor and the Purchaser will each bear all costs incurred by it prior to such termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the Parties; or (b) by either Party, if the Closing shall not have occurred on or before October 1, 2008 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this clause 18.01 shall not be available: (a) to Vendor, if any breach of this Agreement by Vendor has been the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date; or (b) to Purchaser, if any breach of this Agreement by Purchaser has been the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date; or (c) to either Party if on the Expiration Date any ROFRs remain outstanding and the time periods within which the holders thereof have the right to exercise or waive have not expired.
ARTICLE 19
POST-CLOSING OBLIGATIONS
19.01	Post-Closing Obligations: In the event the purchase and sale contemplated hereby is completed and if, for any reason, the Parties are unable on the Closing Date to cause the Purchaser to become the recognized holder of any of the Assets in the place and stead of the Vendor, then, in conjunction with article 16 and subject to clauses 19.02 and 19.03, the Vendor shall:
(a)	Standard of Care: hold and stand possessed of such Assets fully on behalf of the Purchaser, as nominee, and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets fully for the benefit, use and ownership of the Purchaser. As nominee hereunder, Vendor shall have no liability except for Vendor’s gross negligence or willful misconduct. Except to the extent they are set-off against costs and expenses paid by the Vendor on the Purchaser’s behalf as hereinafter permitted, cause such proceeds to be delivered to the Purchaser as soon as reasonably possible;

(b)	Notices from Third Parties: in a timely manner, deliver to the Purchaser all third party notices and communications received by it in respect of such Assets;

(c)	Notices to Third Parties: in a timely manner, deliver to third parties all such notices and communications as the Purchaser may reasonably request and all such monies and other items as the Purchaser may reasonably provide in respect of such Assets; and

(d)	General: as agent of the Purchaser, do and perform all such acts and things and execute and deliver all such agreements, notices and other documents and instruments, as the Purchaser may reasonably request in writing for purposes of facilitating the exercise of rights incidental to the ownership of such Assets or required by any government or regulatory agency of appropriate authority having jurisdiction.
19.02	Payment of Invoices: The Purchaser shall pay all invoices, cash calls and bills forwarded to it by the Vendor which pertain to the Assets which the Vendor does not pay on behalf of the Purchaser.

19.03	Privacy Obligation: The Purchaser shall be responsible for compliance with the applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by the Purchaser in connection with this Agreement. The Purchaser shall limit, and shall cause its employees and agents to limit, the use, collection and disclosure of the Personal Information to those purposes that relate to this Agreement and shall otherwise limit disclosure of the Personal Information to disclosure required or permitted by applicable law. The Purchaser shall use appropriate security measures to protect the Personal Information against inadequate or accidental disclosure. Provided Closing occurs, the Purchaser shall limit, and cause its employees and agents to limit, the use and disclosure of the Personal Information to those purposes for which the Personal Information was initially collected by the Vendor.
19.04	Further Assurances: At Closing and thereafter, as may be necessary or desirable and without further consideration, the Parties shall execute, acknowledge and deliver such other instruments and shall take such other action as may be necessary to carry out their respective obligations under this Agreement.
ARTICLE 20
GENERAL PROVISIONS
20.01	Notices:
(a)	All notices and other communications given in connection with this Agreement shall be in writing and may be given by delivering them or by sending them by facsimile to the Parties at the following addresses:

Vendor:	Delta Petroleum Corporation 370 Seventeenth Street Suite 4300 Denver, Colorado 80202 Attention: Mr. Lyell Coe Fax: (303) 575- 0419	Purchaser:	Husky Refining Company c/o Husky Oil Operations Limited 707 — 8th Avenue S.W. Calgary, Alberta T2P 1H5 Attention: Land Department Fax: (403) 298-7040
(b)	Receipt: Any notice shall:
(i)	if delivered, be deemed to have been given or made at the time of delivery;

(ii)	be deemed to have been received two (2) days after deposit with an international overnight courier service, if sent via priority overnight; or

(iii)	if sent by facsimile, be deemed to have been given or made on the Business Day following the day on which it was sent.
(c)	Change of Address: Either of the Parties may from time to time change its address for service herein by giving written notice to the other Party.
20.02	Prior Agreements and Amendments: This Agreement, and the schedules hereto, shall supersede and replace any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to the transactions contemplated hereby, and may be amended only by written instrument signed by all the Parties.

20.03	Attornment and Proper Law: Disputes between the Parties regarding the terms of this Agreement shall be exclusively subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. With respect to such contract disputes, each Party irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom. All disputes with regard to real property matters shall be exclusively subject to and be interpreted, construed and enforced in accordance with the laws in effect in the state where the Assets are located (e.g. State of Washington or State of Oregon). With respect to such real property matters, each Party irrevocably attorns to the exclusive jurisdiction of the courts of the state and all courts of appeal therefrom where the Assets are located. In the event of any disputes arising in connection with or related to this Agreement, the prevailing Party shall recover court costs and reasonable attorney’s fees from the opposing Party.
20.04	Entire Agreement: This Agreement, and the schedules hereto, comprise the entire agreement between the Parties. There is no representation, warranty or collateral agreement relating to the sale and purchase of the Assets, except as expressly set forth herein, and there are no implied terms hereunder, statutory or otherwise.

20.05	Time: Time shall in all respects be of the essence in this Agreement.

20.06	No Merger: The covenants, representations, warranties and indemnities set forth in this Agreement shall not merge in any assignments, conveyances, transfers and other documents conveying the Assets to the Purchaser.

20.07	Enurement: This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

20.08	Public Announcements:
(a)	The Parties shall cooperate with each other in relaying to third parties whom need to know information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by regulation or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

(b)	Notwithstanding subclause (a), the Vendor shall be permitted to disclose information pertaining to this Agreement and the identity of the Purchaser, to the extent required to enable the Vendor to fulfill its obligations pertaining to ROFRs, in accordance with clause 8.01.
20.09	Counterpart Execution: This Agreement may be executed by facsimile and in counterparts and all executed and delivered counterparts together shall constitute a fully executed agreement.

          IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

DELTA PETROLEUM CORPORATION		HUSKY REFINING COMPANY

Per:	/s/ Roger A. Parker	Per:	/s/ Robert J. Peabody

	Roger A. Parker Chief Executive Officer		Robert J. Peabody Chief Operating Officer, Operations & Refining

Per:		Per:	/s/ James D. Girgulis

James D. Girgulis Vice President, Legal
This is the execution page to the Sale Agreement dated August 19, 2008 between Delta Petroleum Corporation and Husky Refining Company